                          FOURTH AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                      OF

                      FLYCAST COMMUNICATIONS CORPORATION


          The undersigned, George Garrick and Jeffrey Y. Suto, hereby certify that:

          1. They are the duly elected and acting President and Secretary, respectively, of Flycast Communications Corporation, a California corporation.

          2. The Articles of Incorporation of this corporation shall be amended and restated to read in full as follows:

                                   ARTICLE I

          The name of this corporation is Flycast Communications Corporation (the "Corporation").
      -----------

                                  ARTICLE II

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                  ARTICLE III

          (A) CLASSES OF STOCK.  The Corporation is authorized to issue two
              ----------------
classes of stock to be designated, respectively, "Common Stock" and "Preferred
                                                  ------------       ---------
Stock."  The total number of shares which the Corporation is authorized to issue
-----
is Twenty-Nine Million Nine Hundred Four Thousand (29,904,000) shares, each with a par value of $0.0001 per share. Twenty Million (20,000,000) shares shall be Common Stock and Nine Million Nine Hundred Four Thousand (9,904,000) shares shall be Preferred Stock.

          (B) RIGHTS, PREFERENCES AND RESTRICTIONS OF PREFERRED STOCK.  The
              -------------------------------------------------------
Preferred Stock authorized by these Restated Articles of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" and shall consist of Nine
                           ------------------------
Hundred Twenty Thousand (920,000) shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" and shall consist of Five Million
                     ------------------------
Five Hundred Thousand (5,500,000) shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" and shall consist of Three
                     ------------------------
Million Four Hundred Eighty Four Thousand (3,484,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A, Series B and Series C Preferred Stock are as set forth below in this Article III(B).

          1.  DIVIDEND PROVISIONS.  Subject to the rights of any series of
              -------------------
Preferred Stock which may from time to time come into existence, the holders of shares of Series A, Series B or Series C Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of
(a) $0.08 per share per annum on each outstanding share of Series A Preferred Stock (adjusted for any stock splits, dividends, combinations and the like), (b) $0.106 per share per annum on each outstanding share of Series B Preferred Stock (adjusted for any stock splits, dividends, combinations and the like) and (c) $0.723 per share per annum on each outstanding share of Series C Preferred Stock (adjusted for any stock splits, dividends, combinations and the like), payable quarterly when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. After payment of all dividends of the Preferred Stock, the holders of the Preferred Stock shall be entitled to participate with the holders of the outstanding Common Stock as to any dividends payable on such Common Stock, as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such dividends.

          2.  LIQUIDATION.
              -----------

              (a) PREFERENCE.  In the event of any liquidation, dissolution or
                  ----------
winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the holders of Series B and Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock and the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $1.33 and $9.04 per share of Series B and Series C Preferred Stock, respectively, (adjusted for any stock splits, dividends, combinations and the like) plus all declared but unpaid dividends. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B and Series C Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive. After such payment, the holders of Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $1.00 per share (adjusted for any stock splits, dividends, combinations and the like) plus any declared but unpaid dividends. If, upon the occurrence of such event, the remaining assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, subject to the rights of any series of Preferred Stock that may from time to time come into existence, the entire remaining assets and funds of the Corporation legally available for distribution after distribution to the holders of Series B and Series C Preferred Stock shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

          (b)  REMAINING ASSETS.  Upon the completion of the distribution
               ----------------
required by Section 2(a) above and any other distribution that may be required with respect to series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Series A and Series B Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A, and Series B Preferred Stock) until (i) with respect to the holders of Series A Preferred Stock, such holders shall have received an aggregate of $7.00 per share (adjusted for any stock splits, dividends, combinations and the like) (including amounts paid pursuant to Section 2(a) above) and (ii) with respect to the holders of Series B Preferred Stock, such holders shall have received an aggregate of $9.31 per share (adjusted for any stock splits, dividends, combinations and the like) (including amounts paid pursuant to Section 2(a) above); thereafter, subject to the rights of series of Preferred Stock that may from time to time come into existence, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

          (c)  CERTAIN ACQUISITIONS.
               --------------------

               (i)  DEEMED LIQUIDATION.  For purposes of this Section 2, a
                    ------------------
liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (B) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's shareholders of record as constituted
             ------
immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale.

               (ii) VALUATION OF CONSIDERATION. In the event of a deemed
                    --------------------------
liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities to be delivered to the shareholders pursuant to this
Article III(B)(2)(c) shall be valued as follows:

                    (A) Securities not subject to investment letter or other similar restrictions on free marketability:

                     (1) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

                     (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                     (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

                 (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate of the Corporation) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

          (iii)  NOTICE OF TRANSACTION.  The Corporation shall give each holder
                 ---------------------
of record of Series A, Series B or Series C Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten
(10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

          (iv)   EFFECT OF NONCOMPLIANCE.  In the event the requirements of this
                 -----------------------
Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such time as the requirements of this Section 2 have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A, Series B and Series C Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

          3.  REDEMPTION.
              ----------

              (a) Subject to the rights of any series of Preferred Stock which may from time to time come into existence, at any time after May 31, 2002, but within thirty (30) days (the "Redemption Date") after the receipt by the
                              ---------------
Corporation of a written request (a "Redemption Election") from the holders of
                                     ---------- --------
not less than sixty-six and two-thirds percent (66-2/3%) of the then outstanding Series A and Series B Preferred Stock (on an as-converted basis), voting together as a single class, that all or some of such holders' shares be redeemed (the "Redemption Shares"), and concurrently with surrender by such holders of
      -----------------
the certificates representing such shares, the Corporation shall, as provided in this Section 3 and to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to $1.00 and $1.33 per share of Series A and Series B Preferred Stock, respectively, (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an accrued but unpaid per share amount equal to $0.08 and $0.106 per year, respectively (as adjusted for any stock splits, dividends, combinations and the like with respect to such shares), compounded annually from the "Purchase Date" (as defined in Section 4(d)(i)(A) of this Section (B)) with respect to each such series of Preferred Stock (the term "Redemption Price" shall refer to the respective Redemption Price of each series
 ----------------
of Preferred Stock, as applicable). In the event of the receipt by the Corporation of a Redemption Election, the Corporation shall fix a date for the redemption of the shares of Series A Preferred Stock and Series B Preferred Stock requested to be redeemed by the holders thereof, which date shall in no event be later than sixty (60) days following the receipt of the Redemption Election by the Corporation (the "Redemption Date"). Any redemption effected
                                  ---------------
pursuant to this subsection 3(a) shall be made on a pro rata basis among the holders of the Series A and Series B Preferred Stock in proportion to the Redemption Price for the shares to be redeemed from such holders.

              (b) Subject to the rights of any series of Preferred Stock which may from time to time come into existence, at any time after May 31, 2002, but within thirty (30) days (the "Redemption Date") after the receipt by the
                              ---------------
Corporation of a written request (a "Redemption Election") from the holders (the
                                     -------------------
"Electing Shareholders") of not less than sixty-six and two-thirds percent (66-
 ---------------------
2/3%) of the then outstanding Series C Preferred Stock (on an as-converted basis), voting together as a single class, that all or some of such holders' shares be redeemed, and concurrently with surrender by such holders of the certificates representing such shares, the Corporation shall, as provided in this Section 3 and to the extent it may lawfully do so, redeem the shares specified in such request by paying in cash therefor a sum per share equal to $9.04 per share (as adjusted for any stock dividends, combinations or splits with respect to such shares) plus an accrued but unpaid per share amount equal to $0.723 per year (as adjusted for any stock splits, dividends, combinations and the like with respect to such shares), compounded annually from the "Purchase Date" (as defined in Section 4(d)(i)(A) of this Section (B)) with respect to each such series of Preferred Stock (the term "Redemption Price"
                                                          ----------------
shall refer to the respective Redemption Price of each series of Preferred Stock, as applicable). In the event of the receipt by the Corporation of a Redemption Election, the Corporation shall fix a date for the redemption of the shares of Series C Preferred Stock requested to be redeemed by the holders thereof, which date shall in no event be later than sixty (60) days following the receipt of the Redemption Election by the Corporation (the "Redemption
                                                                ----------
Date").
----

              (c) Subject to the rights of series of Preferred Stock which may from time to time come into existence, within fifteen (15) days following its receipt of the Redemption Election, the Corporation shall mail a written notice first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares which the holder could elect to have redeemed the Redemption Date, the Redemption Price, the place at which payment may be obtained and where such holder should surrender to the Corporation, his, her or its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). The holder of any shares of Preferred Stock may
      -----------------
exercise such holders' redemption rights as to such shares or any part thereof, subject to the limitations set forth in Section 3(d) hereof, by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock or at such other place as may designated by the Corporation in the Redemption Notice, at any time within 30 days following the date of receipt of such Redemption Notice by the holder, a written notice (each a "Holder's Notice") stating that such holder elects to
                        ---------------
have redeemed all or part of the shares of Preferred Stock held by the holder which are eligible for redemption in accordance with the Redemption Notice. On or after the Redemption Date, each holder of Series A, Series B or Series C Preferred Stock that has elected to have shares of Preferred Stock redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than 10 days following the Redemption Date) the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the holder, a check for cash with respect the shares so redeemed. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

              (d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A, Series B or Series C Preferred Stock designated for redemption in each Holder's Notice as holders of Series A, Series B or Series C Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. Subject to the rights of series of Preferred Stock which may from time to time come into existence, if the funds of the Corporation legally available for redemption of the Redemption Shares on any Redemption Date are insufficient to redeem the total number of the Redemption Shares on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the Electing Shareholders based upon the proportion of the Redemption Shares held by each Electing Shareholder. The shares of Series A, Series B or Series C Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of any series of Preferred Stock which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A and Series B, or Series C Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

              (e) At least 10 days prior to each Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series A and Series B, or Series C Preferred Stock designated for redemption in the Holders' Notices, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered his, her or its share certificate to the Corporation pursuant to Section (3)(c) above. As of the date of such deposit (even if prior to the Redemption Date), the deposit shall constitute full payment of the shares to their holders, and from and after the date of the deposit the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor, and the right to convert such shares as provided in Article III(B)(4) hereof. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section (3)(e) for the redemption of shares thereafter converted into shares of the Corporation's Common Stock pursuant to Section III(B)(4) hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section (3)(e) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

          4.  CONVERSION.  The holders of the Series A, Series B and Series C
              ----------
Preferred Stock shall have conversion rights as follows (the "Conversion
                                                              ----------
Rights"):
------

              (a) RIGHT TO CONVERT. Subject to Section 4(c), each share of
                  ----------------
Series A, Series B and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and, in respect of any share which is the subject of a Redemption Notice, on or prior to the Redemption Date as has been fixed in such Redemption Notice, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $1.00 in the case of the Series A Preferred Stock, (ii) $1.33 in the case of the Series B Preferred Stock and (iii) $9.04 in the case of the Series C Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $1.00 for shares of Series A Preferred Stock, $1.33 for shares of Series B Preferred Stock and $9.04 for shares of Series C Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

              (b) AUTOMATIC CONVERSION. Each share of Series A, Series B or
                  --------------------
Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), the Corporation's sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the public offering price of which is not less than $8.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization) and which results in aggregate cash proceeds to the Corporation of $15,000,000 (net of underwriting discounts and commissions) (a "Qualified Public Offering") or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a class.

              (c) MECHANICS OF CONVERSION. Before any holder of Series A, Series
                  -----------------------
B or Series C Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A, Series B or Series C Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B or Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series B or Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Series A, Series B or Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

              (d) CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN
                  -----------------------------------------------------------
DILUTIVE ISSUANCES, SPLITS AND COMBINATIONS.  The Conversion Price of the Series
-------------------------------------------
A, Series B and Series C Preferred Stock shall be subject to adjustment from time to time as follows:

                  (i) (A) If the Corporation shall issue, after the date upon which any shares of Series A, Series B or Series C Preferred Stock were first issued (the "Purchase Date" with respect to such series), any Additional Stock
             -------------
(as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion

Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the "Outstanding
                                                                  -----------
Common") plus the number of shares of Common Stock that the aggregate
------
consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of Outstanding Common plus the number of shares of such Additional Stock.

          (B) No adjustment of the Conversion Price for the Series A, Series B and Series C Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of such Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

          (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

          (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

          (E) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 4(d)(i) and Section 4(d)(ii):

               (1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

               (2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 4(d)(i)(C) and 4(d)(i)(D)).

               (3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each of the Series A, Series B and Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

               (4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each of the Series A, Series B and Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

               (5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

          (ii) "Additional Stock" shall mean any shares of Common Stock issued
                ----------------
(or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Purchase Date) other than

               (A) Common Stock issued pursuant to a transaction described in
Section 4(d)(iii) hereof,

               (B) Up to 4,702,310 shares of Common Stock issuable or issued to employees, consultants, officers or directors of the Corporation directly or pursuant to a stock option plan or restricted stock plan (including shares issued under such plans) approved by the Board of Directors of the Corporation, which number is inclusive of all issuances since the date of incorporation of the Corporation, net of any cancellations or repurchases,

           (C) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions,

           (D) Shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the date of these Amended and Restated Articles of Incorporation,

           (E) Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors of the Corporation,

           (F) Shares of Common Stock issued or issuable upon conversion of the Series A, Series B or Series C Preferred Stock,

           (G) Warrants to purchase up to 7,143 shares of Common Stock issued to three individuals that are not subject to the categories set forth above, and

           (H) Shares of Common Stock issued or issuable in a Qualified Public Offering.

     (iii) In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder
-------------------------
for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each of the Series A, Series B and Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

     (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of

Common Stock, then, following the record date of such combination, the Conversion Price for each of the Series A, Series B and Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e) OTHER DISTRIBUTIONS.  In the event the Corporation shall declare a
              -------------------
distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(iii), then, in each such case for the purpose of this Section 4(e), the holders of Series A, Series B and Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          (f) RECAPITALIZATIONS.  If at any time or from time to time there
              -----------------
shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 hereby) provision shall be made so that the holders of the Series A, Series B and Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A, Series B and Series C Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A, Series B and Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A, Series B and Series C Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

          (g) NO IMPAIRMENT.  The Corporation will not, by amendment of its
              -------------
Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

          (h) NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENTS.
              ------------------------------------------------------

              (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series A, Series B or Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B or Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

              (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A, Series B or Series C Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B or Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A, Series B or Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and
(C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

          (i) NOTICES OF RECORD DATE.  In the event of any taking by the
              ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A, Series B or Series C Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION.  The Corporation
              ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A, Series B and Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A, Series B and Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A, Series B and Series C Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

          (k) NOTICES.  Any notice required by the provisions of this Section 4
              -------
to be given to the holders of shares of Series A, Series B or Series C Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

          5.  VOTING RIGHTS.
              -------------

              (a) Except as otherwise expressly provided herein or by law, the holder of each share of Series A, Series B and Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A, Series B and Series C Preferred Stock, respectively, held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

              (b) The holders of the Series A Preferred Stock, as a class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors. The holders of the Series B and Series C Preferred Stock, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's shareholders for the election of directors.

              (c) In the case of any vacancy in the office of a director elected by the holders of Series A Preferred Stock in accordance with the provisions of subsection (5)(b) above, the holders of a majority of the outstanding shares of Series A Preferred Stock shall elect a successor to serve for the unexpired term of the director whose office is vacant. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of Series B and Series C Preferred Stock in accordance with the provisions of subsection
(5)(b) above, the remaining director so elected by the holders of the outstanding shares of Series B and Series C Preferred Stock (or, if there is no remaining director, the holders of a majority of the outstanding shares of Series B and Series C Preferred Stock) shall elect a successor or successors to serve for the unexpired term of the director whose office is vacant. In the case of any vacancy in the office of a director elected by the holders of Common Stock in accordance with the provisions of subsection (5)(d) above, the holders of a majority of the outstanding shares of Common Stock shall elect a successor to serve for the unexpired term of the director whose office is vacant.

              (d) Any additional directors shall be elected by all of the holders of outstanding stock of the Corporation.

          6.  PROTECTIVE PROVISIONS.  Subject to the rights of any series of
              ---------------------
Preferred Stock which may from time to time come into existence, so long as any shares of Series A, Series B or Series C Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (2/3) of the then outstanding shares of Series A, Series B and Series C Preferred Stock, voting together as a class:

          (a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of, provided that this Section 6(a)(ii) shall not apply to a merger effected
--------
exclusively for the purpose of changing the domicile of the Corporation;

          (b) alter or change the rights, preferences or privileges of the shares of Series A, Series B or Series C Preferred Stock so as to affect adversely the shares of such series;

          (c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A, Series B or Series C Preferred Stock;

          (d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over, or being on a parity with, the Series A, Series B or Series C Preferred Stock with respect to any preferences, rights or privileges of such Preferred Stock;

          (e) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the
              --------  -------
repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

          (f) pay or declare any dividend on the Common Stock or other securities junior to the Series A, Series B or Series C Preferred Stock with respect to dividends;

          (g) amend Section 5 hereof;

          (h) amend the authorized number of members of the Board of Directors;
or

          (i) amend the Articles of Incorporation or Bylaws of the Corporation.

     Notwithstanding the foregoing, in the event a proposed amendment or proposed waiver of provisions of the Articles of Incorporation of the Corporation would adversely affect one or more series of Preferred Stock (the "Affected Series") in a different manner than other series of Preferred Stock,
 ---------------
such amendment or waiver shall require the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds (2/3) of the then outstanding shares of each of the Affected Series, each voting together as a class.

          7.  STATUS OF REDEEMED OR CONVERTED STOCK.  In the event any shares of
              -------------------------------------
Preferred Stock shall be redeemed pursuant to Section 3 or converted pursuant to
Section 4 hereof, the shares so redeemed or converted shall be canceled and shall not be issuable by the Corporation. The Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

          8.  REPURCHASE OF SHARES.  In connection with repurchases by the
              --------------------
Corporation of its Common Stock pursuant to its agreements with certain of the holders thereof, Sections 502 and 503 of the California General Corporation Law shall not apply in whole or in part with respect to such repurchases.

     (C)  COMMON STOCK.
          ------------

          1.  DIVIDEND RIGHTS.  Subject to the prior rights of holders of all
              ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          2.  LIQUIDATION RIGHTS.  Upon the liquidation, dissolution or winding
              ------------------
up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article III.

          3.  REDEMPTION.  The Common Stock is not redeemable.
              ----------

          4.  VOTING RIGHTS.  The holder of each share of Common Stock shall
              -------------
have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                  ARTICLE IV

     (A) The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (B) The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) to the fullest extent permissible under California law.

     (C) Any amendment or repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification."

                                 *     *     *

     3. The foregoing amendment has been approved by the Board of Directors of this corporation.

     4. The foregoing amendment was approved by the holders of the requisite number of shares of this corporation in accordance with Sections 902 and 903 of the California General Corporation Law. The total number of outstanding shares entitled to vote with respect to the foregoing amendment was 2,656,406 shares of Common Stock, 911,295 shares of Series A Preferred Stock and 5,324,532 shares of Series B Preferred Stock. The number of shares voting in favor of the foregoing amendment equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares of Common Stock, voting separately as a class, a majority of the outstanding shares of Series A and Series B Preferred Stock, voting together as a class and a majority of the outstanding shares of Series A Preferred Stock, voting separately as a class.


                           [Signature Page Follows]

     The undersigned certify under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

     Executed at San Francisco, California, on December 21, 1998.


                                        /s/ George Garrick
                                        ------------------
                                        George Garrick, President



                                        /s/ Jeffrey Y. Suto
                                        -------------------
                                        Jeffrey Y. Suto, Secretary